Pricing Supplement To product supplement B dated July 31, 2015, prospectus supplement dated July 31, 2015, prospectus addendum dated January 1, 2016 and prospectus dated July 31, 2015	Pricing Supplement No. 2661B Registration Statement No. 333-206013 Rule 424(b)(2)

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement, prospectus addendum and prospectus do not constitute an offer to sell nor do they seek an offer to buy the notes in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated March 17, 2016

Deutsche Bank

Structured Investments	Deutsche Bank AG $ Bearish Phoenix Autocallable Securities Linked to the Performance of WTI Crude Oil Futures Contracts due September 22, 2016

General

•	The Bearish Phoenix Autocallable Securities (the “securities”) are linked to the inverse performance of the nearby month’s WTI crude oil futures contract (the “Underlying”) and may pay a Contingent Coupon of $55.00 per $1,000 Face Amount of securities on the relevant Coupon Payment Dates. Investors will receive a Contingent Coupon plus any previously unpaid Contingent Coupon on a Coupon Payment Date only if the Contract Price of the Underlying on the applicable Observation Date is equal to or less than the Coupon Barrier, which is equal to 130.00% of the Initial Price. The Contract Price refers to (i) the Closing Price of the Underlying in the case of the first Observation Date and (ii) the Final Price (calculated in reference to the Averaging Dates as set forth below) in the case of the final Observation Date.

•	The securities will be automatically called if the Contract Price of the Underlying on any Observation Date is equal to or less than the Initial Price. If the securities are automatically called, investors will receive a cash payment per $1,000 Face Amount of securities on the applicable Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date and any previously unpaid Contingent Coupon. The securities will cease to be outstanding following an Automatic Call and no Contingent Coupon will accrue or be payable following the Call Settlement Date. If the securities are not automatically called and the Final Price is equal to or less than the Buffer Price, which is equal to 130.00% of the Initial Price, investors will receive a cash payment per $1,000 Face Amount of securities at maturity equal to the Face Amount plus the Contingent Coupon otherwise due on such date and any previously unpaid Contingent Coupon. However, if the securities are not automatically called and the Final Price is greater than the Buffer Price, for each $1,000 Face Amount of securities, you will lose 1.4286% of the Face Amount for every 1.00% by which the Final Price is greater than the Initial Price by an amount more than the Buffer Amount of 30.00%. In this circumstance, you will lose some or all of your investment in the securities. Investors may not receive any Contingent Coupons on any of the Coupon Payment Dates and, therefore, the securities should not be viewed as conventional debt securities with periodic coupon payments. Any payment on the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due September 22, 2016

•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.

•	The securities are expected to price on or about March 18, 2016 (the “Trade Date”) and are expected to settle on or about March 23, 2016 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlying:	The nearby month’s West Texas Intermediate (“WTI”) crude oil futures contract traded on the New York Mercantile Exchange (“NYMEX”) (Bloomberg Page: CL1 <Comdty>)

(Key Terms continued on next page)

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement, page PS-5 of the accompanying prospectus supplement, page 2 of the accompanying prospectus addendum and page 12 of the accompanying prospectus and “Selected Risk Considerations” beginning on page 10 of this pricing supplement.

The Issuer’s estimated value of the securities on the Trade Date is approximately $975.00 to $995.00 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on page 4 of this pricing supplement for additional information.

By acquiring the securities, you will be bound by, and deemed irrevocably to consent to, the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the securities or the conversion of the securities into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the securities. Please see “Resolution Measures and Deemed Agreement” on page 5 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement, prospectus addendum or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees(1)(2)	Proceeds to Issuer
Per Security	$1,000.00	$5.00	$995.00
Total	$	$	$

(1) JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, which we refer to as JPMS LLC, or one of its affiliates will act as placement agents for the securities. The placement agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer that will not exceed $5.00 per $1,000 Face Amount of securities.

(2) Please see “Supplemental Plan of Distribution” in this pricing supplement for more information about fees.

The securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

JPMorgan

Placement Agent

March    , 2016

(Key Terms continued from previous page)

Contingent Coupon Feature:

•     If the Contract Price of the Underlying on any Observation Date is equal to or less than the Coupon Barrier, Deutsche Bank AG will pay you the Contingent Coupon per $1,000 Face Amount of securities applicable to such Observation Date plus any previously unpaid Contingent Coupon per $1,000 Face Amount of securities on the related Coupon Payment Date.

•     If the Contract Price of the Underlying on any Observation Date is greater than the Coupon Barrier, the Contingent Coupon per $1,000 Face Amount of securities applicable to such Observation Date will not be payable and Deutsche Bank AG will not make any payment to you on the related Coupon Payment Date.

The Contingent Coupon will be a fixed amount as set forth in the table under “Contingent Coupon” below. If a Contingent Coupon is not paid on the first Coupon Payment Date because the Contract Price of the Underlying on the first Observation Date is greater than the Coupon Barrier, such unpaid Contingent Coupon will be paid on the final Coupon Payment Date if the Contract Price of the Underlying on the final Observation Date is equal to or less than the Coupon Barrier. If the Contract Price of the Underlying on each Observation Date is greater than the Coupon Barrier, you will not receive any Contingent Coupon for the entire term of the securities.

If the securities are automatically called on the first Observation Date, the Contingent Coupon will be paid on the corresponding Call Settlement Date and no further amounts will be owed to you under the securities.

Coupon Barrier:	130.00% of the Initial Price
Observation Dates[3]:	As set forth in the table under “Contingent Coupon” below
Coupon Payment Dates[1,3]:	As set forth in the table under “Contingent Coupon” below. For the final Observation Date, the related Coupon Payment Date will be the Maturity Date.
Contingent Coupon:	The table below sets forth each Observation Date, Coupon Payment Date, Call Settlement Date and Contingent Coupon applicable to such Observation Date.

	Observation Date	Coupon Payment Date / Call Settlement Date	WTI Crude Oil Futures Contract	Contingent Coupon (per $1,000 Face Amount of Securities)
	June 20, 2016	June 23, 2016	July 2016	$55.00
	September 19, 2016 (last Averaging Date)	September 22, 2016 (Maturity Date)	October 2016	$55.00

Automatic Call:	The securities will be automatically called if the Contract Price of the Underlying on any Observation Date is equal to or less than the Initial Price. If the securities are automatically called, you will receive a cash payment per $1,000 Face Amount of securities on the related Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date and any previously unpaid Contingent Coupon. No Contingent Coupon will accrue or be payable following the related Call Settlement Date.
Call Settlement Date[1,3]:	As set forth in the table under “Contingent Coupon” above. For the final Observation Date, the related Call Settlement Date will be the Maturity Date.
Payment at Maturity:	If the securities are not automatically called, the payment you will receive at maturity will depend on the performance of the Underlying on the Averaging Dates.

•     If the Final Price is equal to or less than the Buffer Price, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date and any previously unpaid Contingent Coupon from the first Observation Date.

•     If the Final Price is greater than the Buffer Price, you will receive a cash payment per $1,000 Face Amount of securities calculated as follows:

$1,000 + [$1,000 x (Underlying Return + Buffer Amount) x Downside Participation Factor]

If the Final Price is greater than the Buffer Price, the Underlying Return will be negative and, for each $1,000 Face Amount of securities, you will lose 1.4286% of the Face Amount for every 1.00% by which the Final Price is greater than the Initial Price by an amount more than the Buffer Amount. In this circumstance, you will lose some or all of your initial investment. Any payment at maturity is subject to the credit of the Issuer.
Underlying Return:	The Underlying Return will be calculated as follows:

Initial Price – Final Price

Initial Price

The Underlying Return may be positive, zero or negative. Any increase in the price of the Underlying will cause the Underlying Return to be negative, as measured from the Initial Price to the Final Price. Because the Underlying Return is calculated by dividing the difference between the Initial Price and the Final Price by the Initial Price, the maximum positive Underlying Return will equal 100%. There is no comparable limit on the negative performance of the Underlying. However, in no case will the Payment at Maturity be less than zero.

Buffer Price	130.00% of the Initial Price
Buffer Amount:	30.00%
Downside Participation Factor:	142.86%
Initial Price:	The Closing Price of the Underlying on the Trade Date, determined by reference to the April 2016 WTI crude oil futures contract
Final Price:	The arithmetic average of the Closing Prices of the Underlying on each of the five Averaging Dates, determined by reference to the October 2016 WTI crude oil futures contract
Contract Price:	For the first Observation Date, the Closing Price of the Underlying. For the final Observation Date, the Final Price.
Closing Price[1]:

On any day of calculation, the official settlement price per barrel of WTI crude oil on NYMEX of the futures contract set to expire in the applicable nearby month, stated in U.S. dollars, as made public by NYMEX (Bloomberg: CL1 <Comdty>) on such day.

Without limitation and in addition to any provisions in the accompanying product supplement, if the price source for the Underlying identified herein as the Closing Price is modified or amended, ceases to exist or is unavailable (or is published in error), the calculation agent may determine the Closing Price in good faith and in a commercially reasonable manner and/or postpone the Observation Dates and/or the Averaging Dates by up to five trading days.

Trade Date[3]:	March 18, 2016

(Key Terms continued on next page)

(Key Terms continued from previous page)

Settlement Date[3]:	March 23, 2016
Averaging Dates[3]:	September 13, 2016, September 14, 2016, September 15, 2016, September 16, 2016 and September 19, 2016
Maturity Date[2,3]:	September 22, 2016
Listing:	The securities will not be listed on any securities exchange.
CUSIP/ISIN:	2515A1N72 / US2515A1N723

1 Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement. If the Contract Price for an Observation Date is adjusted, the related Coupon Payment Date and Call Settlement Date, as applicable, may be postponed as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

2 Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” and acceleration as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates — Commodity Hedging Disruption Events for Commodity Based Underlyings or Basket Components” in the accompanying product supplement.

3 In the event that we make any change to the expected Trade Date or Settlement Date, the Observation Dates, Coupon Payment Dates, Call Settlement Dates, Averaging Dates and Maturity Date may be changed so that the stated term of the securities remains the same.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately one month beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between (a) the Issue Price minus the discounts and commissions and (b) the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures and Deemed Agreement

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to a single European resolution authority which works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities under a European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (“SRM Regulation”). Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the securities may be subject to any Resolution Measure (as defined below) by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the securities, you will be bound by and deemed irrevocably to consent to the provisions set forth in the accompanying prospectus addendum, which we have summarized below.

By acquiring the securities, you will be bound by and will be deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the securities may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the securities; (ii) convert the securities into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the securities to another entity, the amendment, modification or variation of the terms and conditions of the securities or the cancellation of the securities. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the securities, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the securities to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purpose of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent , the issuing agent and the registrar (each, an “agent”) for, agree not to initiate a suit against the trustee and the relevant agent in respect of, and agree that neither the trustee nor the relevant agent will be liable for, any action that the trustee or the relevant agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities; and

•	will be deemed irrevocably to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the securities; (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any participant in DTC or other intermediary through which you hold such securities to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the securities as it may be imposed, without any further action or direction on your part or on the part of the trustee or the relevant agent; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measures” section of the accompanying prospectus addendum are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the Issuer relating to the terms and conditions of the securities.

This is only a summary, for more information please see the accompanying prospectus addendum dated January 1, 2016.

Additional Terms Specific to the Securities

You should read this pricing supplement together with product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these securities are a part, the prospectus addendum dated January 1, 2016 and the prospectus dated July 31, 2015. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement B dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

Prospectus supplement dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

Prospectus addendum dated January 1, 2016:

http://www.sec.gov/Archives/edgar/data/1159508/000095010316009887/crt-dp62226_424b3.pdf

Prospectus dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000119312515273165/d40464d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

The definition of “Underlying Return” in this pricing supplement supersedes the definition of “Underlying Return” in the accompanying product supplement.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, prospectus supplement, prospectus addendum and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples of Amounts Payable on the Securities

The tables and hypothetical examples set forth below are for illustrative purposes only. The actual returns applicable to a purchaser of the securities will be determined on the Observation Dates or on the Averaging Dates, as applicable. The following results are based solely on the hypothetical examples cited below. You should consider carefully whether the securities are suitable to your investment goals.

If the securities are called:

The following table illustrates the hypothetical payments on the securities (excluding any Contingent Coupon payment) upon an Automatic Call on each Observation Date.

Observation Date	Call Settlement Date	WTI Crude Oil Futures Contract	Payment upon an Automatic Call (per $1,000 Face Amount of Securities)
June 20, 2016	June 23, 2016	July 2016	$1,000.00
September 19, 2016 (last Averaging Date)	September 22, 2016 (Maturity Date)	October 2016	$1,000.00

If the securities are called on an Observation Date, the investor will receive a cash payment per $1,000 Face Amount of securities on the related Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date and any previously unpaid Contingent Coupon. No Contingent Coupon will accrue or be payable following the related Call Settlement Date.

If the securities are not called:

The table below illustrates the hypothetical Payments at Maturity per $1,000 Face Amount of securities for a hypothetical range of performances if the securities are not automatically called. The hypothetical Payments at Maturity set forth below reflect the Coupon Barrier and Buffer Price of 130.00% of the Initial Price, the Buffer Amount of 30.00% and the Downside Participation Factor of 142.68%. The actual Initial Price, Coupon Barrier and Buffer Price for the Underlying will be determined on the Trade Date. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table and examples below may have been rounded for ease of analysis.

Percentage Change in Price of Underlying (%)	Underlying Return (%)	Payment at Maturity (excluding any Contingent Coupon) ($)	Return on the Securities at Maturity (excluding any Contingent Coupon) (%)
-100.00%	100.00%	N/A	N/A
-90.00%	90.00%	N/A	N/A
-80.00%	80.00%	N/A	N/A
-70.00%	70.00%	N/A	N/A
-60.00%	60.00%	N/A	N/A
-50.00%	50.00%	N/A	N/A
-40.00%	40.00%	N/A	N/A
-30.00%	30.00%	N/A	N/A
-20.00%	20.00%	N/A	N/A
-10.00%	10.00%	N/A	N/A
0.00%	0.00%	N/A	N/A
5.00%	-5.00%	$1,000.00	0.00%
10.00%	-10.00%	$1,000.00	0.00%
15.00%	-15.00%	$1,000.00	0.00%
20.00%	-20.00%	$1,000.00	0.00%
30.00%	-30.00%	$1,000.00	0.00%
40.00%	-40.00%	$857.14	-14.29%
50.00%	-50.00%	$714.28	-28.57%
60.00%	-60.00%	$571.42	-42.86%
70.00%	-70.00%	$428.56	-57.14%
80.00%	-80.00%	$285.70	-71.43%
90.00%	-90.00%	$142.84	-85.72%
100.00%	-100.00%	$0.00	-100.00%
110.00%	-110.00%	$0.00	-100.00%

N/A: Not applicable because the securities will be automatically called if the Final Price is equal to or less than the Initial Price.

Hypothetical Examples of Amounts Payable on the Securities

The following hypothetical examples illustrate how the payments on the securities set forth in the table above are calculated as well as how the payment of any Contingent Coupons will be determined. The examples below reflect the Contingent Coupon of $55.00 that may be payable on the Coupon Payment Dates.

Example 1: The Closing Price of the Underlying is 90.00% of the Initial Price on the first Observation Date. Because the Closing Price of the Underlying on the first Observation Date is less than the Initial Price, the securities are automatically called on the first Observation Date and the investor will receive on the related Call Settlement Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Price of the Underlying on the first Observation Date is less than the Coupon Barrier (130.00% of the Initial Price), the investor will receive the Contingent Coupon on the Call Settlement Date. As a result, the investor will receive a total of $1,055.00 per $1,000 Face Amount of securities.

Example 2: The Closing Price of the Underlying is 110.00% of the Initial Price on the first Observation Date and the Final Price is 90.00% of the Initial Price on the final Observation Date. Because the Final Price on the final Observation Date is less than the Initial Price, the securities are automatically called on the final Observation Date and the investor will receive on the Maturity Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Price of the Underlying on the first Observation Date and the Final Price on the final Observation Date are less than the Coupon Barrier, the investor will receive the Contingent Coupon on the first Coupon Payment Date and the Maturity Date. As a result, the investor will receive a total of $1,110.00 per $1,000 Face Amount of securities.

Example 3: The Closing Price of the Underlying is 140.00% of the Initial Price on the first Observation Date and the Final Price is 120.00% of the Initial Price on the final Observation Date. Because the Closing Price of the Underlying on the first Observation Date and the Final Price on the final Observation Date are greater than the Initial Price, the securities are not automatically called. Because the Final Price is less than the Buffer Price (130.00% of the Initial Price), the investor will receive on the Maturity Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Final Price on the final Observation Date is less than the Coupon Barrier and the Closing Price of the Underlying on the first Observation Date is greater than the Coupon Barrier, the investor will receive the Contingent Coupon on the Maturity Date, but not on the first Coupon Payment Date. However, because the Final Price on the final Observation Date is less than the Coupon Barrier, the Contingent Coupon not paid on the first Coupon Payment Date will be paid on the Maturity Date. As a result, the investor will receive a total of $1,110.00 per $1,000 Face Amount of securities.

Example 4: The Closing Price of the Underlying is 120.00% of the Initial Price on the first Observation Date and the Final Price is 150.00% of the Initial Price on the final Observation Date, resulting in an Underlying Return of -50.00%. Because the Closing Price of the Underlying on the first Observation Date and the Final Price on the final Observation Date are greater than the Initial Price, the securities are not automatically called. Because the Final Price is greater than the Buffer Price, the investor will receive on the Maturity Date a cash payment of $714.28 per $1,000 Face Amount of securities (excluding any Contingent Coupon), calculated as follows:

$1,000 + [$1,000 x (Underlying Return + Buffer Amount) x Downside Participation Factor]

$1,000 + [$1,000 x (-50.00% + 30.00%) x 142.86%] = $714.28

Because the Closing Price of the Underlying on the first Observation Date is less than the Coupon Barrier and the Final Price on the final Observation Date is greater than the Coupon Barrier, the investor will receive the Contingent Coupon on the first Coupon Payment Date, but not on the Maturity Date. As a result, the investor will receive a total of $769.28 per $1,000 Face Amount of securities.

Example 5: The Closing Price of the Underlying is 150.00% of the Initial Price on the first Observation Date and the Final Price is 170.00% of the Initial Price on the final Observation Date, resulting in an Underlying Return of -70.00%. Because the Closing Price of the Underlying on the first Observation Date and the Final Price on the final Observation Date are greater than the Initial Price, the securities are not automatically called. Because the Final Price is greater than the Buffer Price, the investor will receive on the Maturity Date a cash payment of $428.56 per $1,000 Face Amount of securities (excluding any Contingent Coupon), calculated as follows:

$1,000 + [$1,000 x (Underlying Return + Buffer Amount) x Downside Participation Factor]

$1,000 + [$1,000 x (-70.00% + 30.00%) x 142.86%] = $428.56

Because the Closing Price of the Underlying on the first Observation Date and the Final Price on the final Observation Date are greater than the Coupon Barrier, the investor will not receive any Contingent Coupon over the entire term of the securities. As a result, the investor will receive only $428.56 per $1,000 Face Amount of securities.

Selected Purchase Considerations

•	BEARISH EXPOSURE TO THE PERFORMANCE OF THE UNDERLYING — The notes are linked to the inverse performance of the price of the Underlying.

•	THE SECURITIES MAY OFFER A HIGHER, THOUGH CONTINGENT, COUPON THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US — The securities will pay Contingent Coupons only if the Contract Price of the Underlying is equal to or less than the Coupon Barrier on the relevant Observation Date. Payment of a Contingent Coupon may result in a higher yield than that received on debt securities of comparable maturity issued by us, but is subject to the risk that the Contract Price of the Underlying will be greater than the Coupon Barrier on each of the Observation Dates and the resulting forfeiture of the Contingent Coupon for the entire term of the securities, as well as the risk of losing some or all of your investment if the securities are not automatically called and the Final Price is greater than the Buffer Price. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	POTENTIAL EARLY EXIT AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the securities is approximately 6 months, the securities will be automatically called before maturity if the Contract Price of the Underlying on any Observation Date is equal to or less than the Initial Price, and you will receive a cash payment per $1,000 Face Amount of securities on the related Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date and any previously unpaid Contingent Coupon. No Contingent Coupon will accrue or be payable following the Call Settlement Date. For the avoidance of doubt, the fees and commissions described on the cover of this pricing supplement will not be rebated or subject to amortization if the securities are automatically called.

•	CONTINGENT COUPON PAYMENTS — Unless the securities are previously automatically called, Contingent Coupon payments, if any, will be paid in arrears on the relevant Coupon Payment Dates only if the Contract Price of the Underlying on the relevant Observation Date is equal to or less than the Coupon Barrier. If the Contingent Coupon is not paid on the first Coupon Payment Date because the Contract Price of the Underlying on the first Observation Date is greater than the Coupon Barrier, such unpaid Contingent Coupon will be paid on the Maturity Date if the Contract Price of the Underlying on the final Observation Date is equal to or less than the Coupon Barrier. You will not receive such unpaid Contingent Coupon if the Contract Price of the Underlying on the final Observation Date is greater than the Coupon Barrier and, in this circumstance, you will not receive any Contingent Coupon for the entire term of the securities.

•	LIMITED PROTECTION AGAINST LOSS — If the securities are not automatically called and the Final Price is equal to or less than the Buffer Price, for each $1,000 Face Amount of securities, you will receive a cash payment at maturity equal to the Face Amount plus the Contingent Coupon otherwise due on such date and any previously unpaid Contingent Coupon. However, if the securities are not automatically called and the Final Price is greater than the Buffer Price, for each $1,000 Face Amount of securities, you will lose 1.4286% of the Face Amount for every 1.00% by which the Final Price is greater than the Initial Price by an amount more than the Buffer Amount. In this circumstance, you will lose some or all of your initial investment in the securities.

•	A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE SECURITIES — If a Commodity Hedging Disruption Event (as defined under “Description of Securities — Adjustments to Valuation Dates and Payment Dates — Commodity Hedging Disruption Events for Commodity Based Underlyings or Basket Components” in the accompanying product supplement) occurs, we will have the right, but not the obligation, to accelerate the payment on the securities. The amount due and payable per $1,000 Face Amount of securities upon such early acceleration will be determined by the calculation agent in good faith and in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration. Please see the risk factors entitled “A Commodity Hedging Disruption Event May Result in Acceleration of the Securities” and “Commodity Futures Contracts are Subject to Uncertain Legal and Regulatory Regimes, Which May Adversely Affect the Price of the Underlying and the Value of the Securities” in this pricing supplement for more information.

•	TAX CONSEQUENCES — Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. In determining our responsibilities for information reporting and withholding, if any, we intend to treat the securities as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your securities. If this treatment is respected, you generally should recognize short-term capital gain or loss on the taxable disposition of your securities (including retirement). However, it is likely that any sales proceeds that are attributable to the next succeeding contingent coupon after it has been fixed will be treated as ordinary income and also possible that any sales proceeds attributable to the next succeeding contingent coupon prior to the time it has been fixed will be treated as ordinary income.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including whether short-term instruments (such as the securities) should be subject to any such accrual regime; the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying product supplement, prospectus supplement, prospectus addendum and prospectus. However, because the notes are linked to the inverse performance of the Underlying, any risk disclosure regarding the effect of the price of the Underlying on the return on the notes in the “Risk Factors” section of the accompanying product supplement is superseded by the relevant risk considerations below.

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — If the securities are not automatically called, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date and any previously unpaid Contingent Coupon only if the Final Price is equal to or less than the Buffer Price. However, if the Final Price is greater than the Buffer Price, for each $1,000 Face Amount of securities, you will lose 1.4286% of the Face Amount for every 1.00% by which the Final Price is greater than the Initial Price by an amount more than the Buffer Amount. In this circumstance, you will lose some or all of your initial investment at maturity. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS CONTINGENT COUPONS (IF ANY) AND YOU WILL NOT PARTICIPATE IN ANY DECREASE IN THE PRICE OF THE UNDERLYING — The securities will not pay more than the Face Amount plus any Contingent Coupons that may be due. You will not participate in any decrease in the price of the Underlying even if the Final Price of the Underlying is equal to or less than the Initial Price. The maximum payment upon an Automatic Call or Payment at Maturity will be the Face Amount per $1,000 Face Amount of securities (excluding any Contingent Coupons), regardless of any decrease in the price of the Underlying, which may be significant.

•	YOU MAY NOT RECEIVE ANY CONTINGENT COUPONS — The securities may not pay Contingent Coupons on some or all of the Coupon Payment Dates and, therefore, should not be viewed as conventional debt securities with periodic coupon payments. If the Contract Price of the Underlying on any Observation Date is greater than the Coupon Barrier, Deutsche Bank AG will not pay you the Contingent Coupon applicable to such Observation Date. If the Contract Price of the Underlying is greater than the Coupon Barrier on each of the Observation Dates, Deutsche Bank AG will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your securities. Generally, non-payment of Contingent Coupons coincides with a greater risk of loss of your initial investment in the securities, because the price of the Underlying tends to be greater than the Buffer Price.

•	REINVESTMENT RISK — If your securities are automatically called, the term of the securities may be reduced to as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The securities are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

•	THE SECURITIES MAY BE WRITTEN DOWN, BE CONVERTED INTO ORDINARY SHARES OR OTHER INSTRUMENTS OF OWNERSHIP OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — On May 15, 2014, the European Parliament and the Council of the European Union adopted the Bank Recovery and Resolution Directive establishing a framework for the recovery and resolution of credit institutions and investment firms. The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. To implement the Bank Recovery and Resolution Directive, Germany adopted the Resolution Act, which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to a single European resolution authority which works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities under the SRM Regulation. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the securities are subject to the powers exercised by the competent resolution authority to impose a Resolution Measure on us, which may include: writing down, including to zero, any claim for payment on the securities; converting the securities into ordinary shares of (i) the Issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or applying any other resolution measure including, but not limited to, transferring the securities to another entity, amending, modifying or varying the terms and conditions of the securities or cancelling of the securities. The competent resolution authority may apply Resolution Measures individually or in any combination.

The German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”) provides that, among the unsecured unsubordinated obligations of the Issuer, those obligations that are excluded from the statutory definition of “debt instruments” under the Resolution Mechanism Act would be satisfied first in a German insolvency proceeding with respect to the Issuer. This prioritization would also be given effect in a resolution proceeding with respect to the Issuer, so that obligations excluded from the statutory definition of “debt instruments” would be written down or converted into common equity tier 1 instruments only after eligible liabilities that are debt instruments have been written down or so converted. Among those unsecured unsubordinated obligations that fall outside the statutory definition of “debt instruments” and would be satisfied first under the Resolution Mechanism Act are senior unsecured debt instruments whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a fixed or floating reference interest rate and is settled by monetary payment. This order of priorities would apply to resolution and German insolvency proceedings commenced on or after January 1, 2017 with retroactive effect for outstanding debt instruments of the Issuer. In a resolution or German insolvency proceeding with respect to the Issuer, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “Structured Debt Securities,” and which do not, referred to herein as the “Non-Structured Debt Securities.” We expect the securities offered herein to be classified as Structured Debt Securities, but the competent regulatory authority or court may classify the securities differently. In a resolution or German insolvency proceeding with respect to the Issuer, the Structured Debt Securities are expected to be among the unsecured unsubordinated obligations that would be satisfied before the Non-Structured Debt Securities as described above. Nevertheless, you may lose some or all of your investment in the securities if a Resolution Measure becomes applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool.

By acquiring the securities, you would have no claim or other right against us arising out of any Resolution Measure, and we would have no obligation to make payments under the securities following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the Indenture or for the purpose of, but only to the fullest extent permitted by, the Trust Indenture Act. Furthermore, because the securities are subject to any Resolution Measure, secondary market trading in the securities may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the securities, you waive, to the fullest extent permitted by the Trust Indenture Act, any and all claims against the trustee and the relevant agents for, agree not to initiate a suit against the trustee and the relevant agents in respect of, and agree that neither the trustee nor the relevant agents will be liable for, any action that the trustee or the relevant agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

•	INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYING — The return on the securities may not reflect the return you would have realized if you had directly invested in the Underlying. For instance, you will not participate in any potential decrease in the price of the Underlying, which could be significant.

•	IF THE PRICE OF THE UNDERLYING CHANGES, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the price of the Underlying. Changes in the price of the Underlying may not result in comparable changes in the value of your securities.

•	A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE SECURITIES — If a Commodity Hedging Disruption Event occurs, we will have the right to accelerate the payment on your securities prior to maturity. The amount due and payable on the securities upon such early acceleration will be determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your securities is accelerated, your investment may result in a loss and you may not be able to reinvest the proceeds in a comparable investment.

•	COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES, WHICH MAY ADVERSELY AFFECT THE PRICE OF THE UNDERLYING AND THE VALUE OF THE SECURITIES — Commodity futures contracts such as the Underlying are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the securities and affect the price of the Underlying. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to your interest. For example, the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, provided the Commodity Futures Trading Commission with additional authority to establish limits on the amount of positions that may be held by any person in commodity futures contracts, options on such futures contracts and swaps that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on such futures contracts and other related derivatives more volatile and over time potentially less liquid. The implementation of such rules may lead to a Commodity Hedging Disruption Event or may increase the likelihood that a Commodity Hedging Disruption Event will occur during the term of the securities. If a Commodity Hedging Disruption Event does occur, we may, in our sole and absolute discretion, accelerate the payment on your securities early and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your securities is accelerated, your investment may result in a loss and you may not be able to reinvest the proceeds in a comparable investment. Such rules may also force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to such limits. If this broad market selling were to occur, it would likely affect the price of the Underlying and, therefore, may adversely affect the value of the securities.

•	SINGLE COMMODITY PRICES TEND TO BE MORE VOLATILE AND MAY NOT CORRELATE WITH THE PRICES OF COMMODITIES GENERALLY — The amount owed on the securities is linked exclusively to the price of WTI crude oil futures contracts and not to a diverse basket of commodities or a broad-based commodity index. The price of WTI crude oil futures contracts may not correlate to, and may diverge significantly from, the prices of commodities generally. Because the securities are linked to the futures contract of a single commodity, they carry greater risk and may be more volatile than securities linked to the prices of futures contracts of multiple commodities or a broad-based commodity index.

•	THE SECURITIES OFFER EXPOSURE TO FUTURES CONTRACTS AND NOT DIRECT EXPOSURE TO PHYSICAL COMMODITIES — The securities offer investors exposure to the price of NYMEX-traded WTI crude oil futures contracts and not to the spot price of WTI crude oil. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the securities may underperform a similar investment that reflects the return on the physical commodity.

•	THE PRICES OF COMMODITIES AND COMMODITY FUTURES CONTRACTS ARE HIGHLY VOLATILE AND MAY CHANGE UNPREDICTABLY — Market prices of commodities and commodity futures contracts are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Market prices of commodities and commodity futures contracts may fluctuate significantly over short periods due to a variety of factors, including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; trends in agriculture; trade, fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; currency exchange rates; volatility from speculative activities, the development, availability and/or decrease in the price of substitutes; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect commodities prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity may also cause commodities prices to fluctuate. These factors may have a greater impact on the prices of commodities and commodity futures contracts than on more conventional securities and, as a result, may adversely affect the value of the securities.

•	Changes in Supply and Demand in the Market for WTI Crude Oil Futures Contracts May Adversely Affect the Value of the SECURITIES — The securities are linked to the performance of futures contracts on an underlying physical commodity, WTI crude oil. Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in a nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in a later month. Because the Initial Price and the Closing Price on each Observation Date and Averaging Date will be determined by reference to the applicable nearby month’s futures contract specified herein, the value of the securities may be less than would otherwise be the case if the Initial Price and the Closing Price on each Observation Date and Averaging Date would be determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

•	Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of the Securities — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could affect the price of the Underlying and, therefore, could adversely affect the value of the securities.

•	THE SECURITIES MAY BE SUBJECT TO CERTAIN RISKS SPECIFIC TO WTI CRUDE OIL AS A COMMODITY — WTI crude oil is an energy-related commodity. Consequently, in addition to factors affecting commodities generally, the securities may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include:

•	changes in the level of industrial and commercial activity with high levels of energy demand;

•	disruptions in the supply chain or in the production or supply of other energy sources;

•	price changes in alternative sources of energy;

•	adjustments to inventory;

•	variations in production and shipping costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways and the effect of one factor on the price of the Underlying, and the market value of the securities linked to the Underlying, may offset or enhance the effect of another factor.

•	A DECISION BY NYMEX TO INCREASE MARGIN REQUIREMENTS FOR WTI CRUDE OIL FUTURES CONTRACTS MAY AFFECT THE PRICE OF THE UNDERLYING — If NYMEX increases the amount of collateral required to be posted to hold positions in the Underlying (i.e., the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may affect the price of the Underlying and, therefore, could adversely affect the value of the securities.

•	PAST PERFORMANCE OF THE UNDERLYING IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying over the term of the securities may bear little relation to the historical closing prices of the Underlying and/or the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying or whether the performance of the Underlying will result in the return of any of your investment.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this pricing supplement is based on the full Face Amount of securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately one month beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between (a) the Issue Price minus the discounts and commissions and (b) the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•	THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the price of the Underlying has decreased since the Trade Date.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the price of the Underlying will affect the value of the securities more than any other single factor, the value of the securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	whether the Contract Price of the Underlying on any Observation Date is greater than the Coupon Barrier;

•	the expected volatility of the price of WTI crude oil and of the prices of exchange-traded futures contracts for the purchase or delivery of WTI crude oil;

•	supply and demand trends for WTI crude oil and for exchange-traded futures contracts for the purchase or delivery of WTI crude oil;

•	the time remaining to the maturity of the securities;

•	interest rates and yields in the market generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the price of the Underlying or commodity markets generally;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Because the notes will be outstanding until the Maturity Date, their value may decline significantly due to the factors described above even if the price of the Underlying remains unchanged from the Initial Price, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the notes to maturity to receive the stated payout from the Issuer.

•	TRADING AND OTHER TRANSACTIONS BY US, JPMORGAN CHASE & CO. OR OUR OR ITS AFFILIATES IN THE COMMODITIES AND COMMODITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or our affiliates expect to hedge our exposure from the securities by entering into commodity derivative transactions, such as over-the-counter options or futures. We, JPMorgan Chase & Co. or our or its affiliates may also engage in trading in instruments linked or related to the Underlying on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the price of the Underlying, which may adversely affect your return on your investment in the securities. It is possible that we, JPMorgan Chase & Co. or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines. We, JPMorgan Chase & Co. or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. To the extent we, JPMorgan Chase & Co. or our or its affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our, JPMorgan Chase & Co.’s or our or its affiliates’ interests with respect to such products may be adverse to those of the holders of the securities. Introducing competing products into the marketplace in this manner could affect the price of the Underlying, which could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities.

•	WE, JPMORGAN CHASE & CO. OR OUR OR ITS AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICE OF THE UNDERLYING, WHICH COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — We, JPMorgan Chase & Co. or our or its affiliates may publish research from time to time on financial markets and other matters that could affect the price of the Underlying, which could adversely affect the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us, JPMorgan Chase & Co. or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlying.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. The calculation agent also has some discretion as to how the calculations are made, in particular if the Closing Price is modified or amended, ceases to exist or is unavailable (or is published in error) on an Observation Date and/or an Averaging Date, and will be responsible for determining whether a Commodity Hedging Disruption Event and/or a market disruption event has occurred as well as, in some circumstances, the prices or levels related to the Underlying that affect whether Contingent Coupons are paid and whether the securities are automatically called. Any determination by the calculation agent could adversely affect the return on the securities.

•	THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, with associated contingent coupons, as described above under “Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the securities will be used in connection with hedging our obligations under the securities through one or more of our affiliates. The hedging or trading activities of our affiliates on or prior to the Trade Date, an Observation Date or an Averaging Date could affect the price of the Underlying and, as a result, could decrease the possibility of your securities being automatically called or the amount you may receive on the securities at maturity.

Historical Information

The following graph sets forth the historical performance of WTI crude oil futures contracts from March 15, 2006 through March 15, 2016. The daily closing prices of WTI crude oil futures contracts shown in the graph below are the official settlement prices per barrel of WTI crude oil on NYMEX of the nearby month’s futures contract stated in U.S. dollars, as made public by NYMEX. You can obtain the price of the nearby month’s WTI crude futures contract from the Bloomberg page “CL1 <Comdty>.” The Closing Price of the nearby month’s WTI crude oil futures contract on March 15, 2016 was $36.34. The graph below also indicates by a broken line a hypothetical Coupon Barrier and Buffer Price equal to 130.00% of $36.34, which was the closing price of the nearby month’s WTI crude oil futures contract on March 15, 2016. The actual Initial Price, Coupon Barrier, and Buffer Price will be determined on the Trade Date.

We obtained the historical closing prices of the Underlying below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The historical performance of the Underlying should not be taken as an indication of future performance and no assurance can be given as to the Closing Price of the Underlying on any Observation Date or Averaging Date. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMS LLC or one of its affiliates will act as placement agents for the securities. The placement agents will receive a fee from the Issuer that will not exceed $5.00 per $1,000 Face Amount of securities, but will forgo any fees for sales to certain fiduciary accounts. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.